UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )
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BELLSOUTH CORPORATION

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BELLSOUTH CORPORATION ANNUAL SHAREHOLDERS MEETING
APRIL 24, 2006

PARTICIPANTS

♦ Duane Ackerman	BellSouth Corporation
Chairman of the Board, CEO

PRESENTATION
Before I move on I need to point out our Safe Harbor Statement that is currently shown on the screen.
In my opening comments I said the communications industry is a world of possibilities. I believe that after a decade of change and sometimes turmoil we now truly stand at the beginning of a great new day for communications in America.
The industry’s direction is now clear. We are shifting from wireline to wireless and from narrowband broadband. The convergence of voice, data and video over one network is creating a world of possibilities. Our industry is bringing communications together for customers with more speed, simplicity and reliability. We are breaking through innovation barriers and building better, faster networks to improve our customers’ lives and businesses.
To continue this momentum AT&T and BellSouth are joining together to create a new company for a new day. BellSouth has a strong portfolio of assets and a firm financial foundation. Our assets are directed towards wireless and broadband and complimented by a thriving yellow page business.
Our 2005 normalized revenues including BellSouth’s 40% share of Cingular, were $34 billion, 75% of this revenue came from segments that grew year-over-year in 2005, that’s Cingular, yellow pages and Consumer and Small Business wireline units.
We finished 2005 with strong financial metrics. We generated $3.3 billion in operating free cash flow and paid down $3.4 billion in debt. Over the last three years we’ve increased our dividend by 45%.
At the end of 2005 Cingular Wireless was the nation’s largest wireless company with 54 million customers. In 2005 Cingular added more than 5 million customers and grew operating revenues more than 6% compared to pro forma 2004 revenues.
Cingular significantly improved its profit margin in four short quarters by reducing customer churn, eliminating duplicate stores, improving customer service and beginning the process of integrating its network with that of AT&T Wireless.
It’s important to understand that Cingular’s strong performance has a significant effect on BellSouth’s margin and earnings per share. In 2005 Cingular contributed $0.38 to BellSouth’s earnings per share which was more than three times greater than the $0.11 Cingular contributed in 2004.
As Cingular looks to the future its objectives are to achieve industry-leading results in customer growth, profitability and customer satisfaction by the end of 2007. Future success will entail meeting the growing demand for next-generation wireless data services. And that’s why Cingular is deploying advanced wireless technology throughout its markets. The company launched wireless broadband data service in 16 markets in late 2005 and expects to be in the majority of the top 100 U.S. markets by the end of 2006.
In the wireline business we are focused on expanding our broadband network. We’re not starting from scratch rather we are building on a strong foundation of existing network and operating processes. We expect to offer 12 to 24 mega bits of download speed to 50% of the households in our markets by the end of 2007. This translates into 70% of the households in our top 30 markets.
With these improvements we will have the capability, bandwidth and speed to compete against cable. BellSouth has successfully delivered stable top line revenues in our wireline business for the last three years. As the market shifted away from traditional access lines and moved towards wireless phones and cable telephony, we generated new profitable revenue streams from DSL and long distance.
In 2005 revenues from nearly 2.9 million broadband customers and approximately 7.2 million long distance customers offset the decline in revenues associated with access line loss.
For business customers BellSouth provides reliable, secure networking solutions. We have made significant progress in the small business markets over the past few years. In 2005 our Small Business segment grew revenues 6.4% and added more than 124,000 access lines.
Our efforts to retain and reacquire customers are paying off with market share gains and stable revenue per unit. BellSouth’s large business sales have been under pressure for the last few years. We’ve been lately encouraged by signs of volume stability and revenue improvements in the latter half of 2005.
BellSouth’s yellow page business connects advertisers to their customers through print and online products. During 2005 advertising and publishing revenues grew 2% over 2004. Growth in print was driven by listings in companion directories which are smaller more portable versions of our more traditional yellow pages.
These books are now offered in our top 50 markets and revenue for the online business grew 39% in 2005 crossing the $100 million mark. Advertising and publishing was an important cash and profit contributor in 2005 generating almost $1 billion in total operating income.
BellSouth has an unwavering commitment to serve customers, and over the last two years this commitment has been put to a supreme test. Our coasts were pounded by four hurricanes within a 45 day period in 2004 and then in 2005 Hurricanes Katrina, Rita and Wilma caused unprecedented damage from extremely high winds and flooding. These storms presented challenges that were also unprecedented in terms of their scope and complexity and I’m proud to say that over the past two years our employees went to extraordinary lengths to restore service to our customers.

In addition we are grateful for the help that we received from our retirees and loaned employees from companies such as AT&T, Verizon and Bell Canada. In the face of Hurricane Katrina’s devastating fury BellSouth remained committed to keeping our customers connected and our employees safe and on the job.
We helped our customers stay connected by utilizing calling features such as call forwarding, voice mail, public phone banks and wireless broadband. Our efforts to restore the network for our customers have been extraordinary. Complete restoration occurs in two phases. First, temporary restoration to facilitate a quick return to service and is followed by more permanent repairs of faculties. Complete recovery in the area impacted by Katrina will involve an extended period of new growth as living conditions return to normal.
During my most recent visits two weeks ago I was struck by the breadth of destruction that remains and how full recovery continues to be a long and difficult journey. In Katrina’s hardest hit areas BellSouth provided meals, shelter, clothing and financial support to our employees and their families from eight different tent cities.
To give you an idea of the scale of these efforts, over 9,000 meals were provided every day. To help employees begin rebuilding their lives BellSouth dispersed almost 1,700 grants totaling $2.4 million which were funded by donations from employees, retirees and members of our Board of Directors. We also provided more than $3 million in interest-free emergency loans.
Now let me turn to BellSouth’s first quarter results. Our normalized earnings per share were up 20% to $0.54 when compared to the first quarter of 2005. That increase was driven by growth in broadband and wireless customers and growth in revenue across our retail operating units as well as improved profitability at Cingular.
Our normalized revenues were $8.7 billion, up 4.5% compared to the first quarter of 2005, driven by revenue growth across all three asset groups. Cingular added 1.7 million wireless voice and data customers. BellSouth’s DSL customers increased a record 263,000 as more and more people continue to upgrade to high-speed Internet access.
We continue to add long distance customers reaching a total of 7.4 million, a 59% penetration of our mass market base. Advertising & Publishing, our yellow page business, also grew revenue 3% in the first quarter of 2006. BellSouth’s strong first quarter 2006 performance reflects our focus on executing and delivering results in the competitive marketplace.
Together the shareholders and employees of BellSouth have built a great company that stands for quality and integrity and for excellence. We operate in a thriving economy of the Southeast and have strong customer relationships across residential and business segments.
We have an advanced wireline network with fiber deployed to the outer edges and Cingular is well on its way to achieving industry-leading results.
The merger with AT&T is an excellent opportunity to build on all that we have achieved and move our vision forward. This deal is good for the shareholders. BellSouth shareholders will receive a meaningful premium of AT&T stock for each share that they hold, and they will receive a substantial increase in their dividends. They will benefit from ongoing ownership in the combined company and can participate in the significant synergies that this merger will generate.
The deal is also good customers. Our customers will benefit from the shared vision of exceptional customer service and product innovation. And this deal is good for our employees. Our employees will now have the opportunity to work for one of the largest, most respected communication companies in the world. Our cultures are a good fit given the history and the tradition of these two fine companies.
We expect to mail a proxy statement with information about the proposed merger with AT&T to our shareholders in the late spring. The information in the proxy statement will answer many of your questions about the merger and I encourage you to read it carefully and then vote your proxy. BellSouth and AT&T each expect to hold a special shareholders’ meeting during the summer.
If you own both BellSouth and AT&T stock you will receive more than one package of shareholder information, and we remind you to vote both the BellSouth and the AT&T proxies that you receive. It is important that shareholders vote all the shares that they own. Approval of the merger requires a majority vote of all of BellSouth’s outstanding shares.
In closing the communications industry is full of opportunity and uncertainty. With growth in wireless and broadband comes pressure from wireless substitution and cable competition. With emerging technology comes disruptive forces. BellSouth has withstood all of these industry challenges by working with the right assets, the right people, and the right balance. We’ve delivered strong financial results with a focus on shareholder value and now we have an opportunity to build greater value by uniting with AT&T.
It is a great new day for the communications industry, and a great new day for your company.

In addition to historical information, this document may contain forward-looking statements regarding events and financial trends. Factors that could affect our future results and could cause our actual results to differ materially from those expressed or implied in the forward-looking statements include: (i) a change in economic conditions in markets where we operate or have material investments which would affect demand for our services; (ii) the intensity of competitive activity and its resulting impact on pricing strategies and new product offerings; (iii) higher than anticipated cash requirements for investments, new business initiatives and acquisitions; (iv) unfavorable regulatory actions and (v) those factors contained in the Company’s periodic reports.
Factors that could prevent or delay completion of the proposed merger with AT&T, could affect the future results of the merged company and could cause the merged company’s actual results to differ from those expressed in the forward-looking statements include: (i) our and AT&T’s ability to obtain governmental approvals of the proposed merger on the proposed terms and contemplated schedule; (ii) the failure of AT&T shareholders to approve the issuance of AT&T common shares in the merger or the failure of our shareholders to approve the merger; (iii) the risk that the businesses of AT&T and BellSouth will not be integrated successfully or as quickly as expected; (iv) the risk that the cost savings and any other synergies from the merger, including any savings and other synergies relating to the resulting sole ownership of Cingular Wireless LLC, may not be fully realized or may take longer to realize than expected; (v) disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers; and (vi) those factors contained in the preliminary proxy statement relating to the proposed merger filed with the SEC.
The forward-looking information in this document is given as of this date only, and BellSouth assumes no duty to update this information.
This document may also contain certain non-GAAP financial measures. The most directly comparable GAAP financial measures, and a full reconciliation of non-GAAP to GAAP financial information, are attached hereto and provided on the Company’s investor relations web site, www.bellsouth.com/investor.
NOTE: In connection with the proposed merger, AT&T Inc. (“AT&T”) filed a registration statement on Form S-4 (Registration No. 333-132904), containing a joint proxy statement/prospectus of AT&T and BellSouth Corporation (“BellSouth”), with the Securities and Exchange Commission (the “SEC”) on March 31, 2006. Investors are urged to read the registration statement and the joint proxy statement/prospectus contained therein (including all amendments and supplements to it) because it contains important information. Investors may obtain free copies of the registration statement and joint proxy statement/prospectus, as well as other filings containing information about AT&T and BellSouth, without charge, at the SEC’s Web site ( www.sec.gov ). Copies of AT&T’s filings may also be obtained without charge from AT&T at AT&T’s Web site ( www.att.com ) or by directing a request to AT&T Inc. Stockholder Services, 175 E. Houston, San Antonio, Texas 78205. Copies of BellSouth’s filings may be obtained without charge from BellSouth at BellSouth’s Web site (www.bellsouth.com ) or by directing a request to BellSouth at Investor Relations, 1155 Peachtree Street, N.E., Atlanta, Georgia 30309.
AT&T, BellSouth and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies in respect of the proposed merger. Information regarding AT&T’s directors and executive officers is available in AT&T’s 2005 Annual Report on Form 10-K filed with the SEC on March 1, 2006 and AT&T’s proxy statement for its 2006 annual meeting of stockholders, filed with the SEC on March 10, 2006, and information regarding BellSouth’s directors and executive officers is available in BellSouth’s 2005 Annual Report on Form 10-K filed with the SEC on February 28, 2006 and BellSouth’s proxy statement for its 2006 annual meeting of shareholders, filed with the SEC on March 3, 2006. Additional information regarding the interests of such potential participants is included in the registration statement and joint proxy statement/prospectus contained therein, and other relevant documents filed with the SEC.

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